Exhibit 4.12

AMENDMENT NUMBER 1 TO CONVERTIBLE NOTE

This AMENDMENT NO. 1 (the “Amendment”), dated as of [●] (the “Amendment Effective Date”), hereby amends that certain convertible note, dated [●] (the “Convertible Note”), which was delivered by Nuvo Group Ltd. (“Nuvo”) to the order of [●] (“Holder”). Any capitalized terms that are not defined in this Amendment shall have the meanings attributed to them under the Convertible Note.

NOW, THEREFORE, the parties hereby agree as follows:

1. The definition of “Maturity Date” under the Convertible Note is hereby amended and restated in its entirety as follows:

“Maturity Date” means the earlier of (i) twelve months from the Issuance Date, (ii) six (6) months following the closing of the De-SPAC Transaction, (iii) six (6) months following the closing of an IPO, or (iv) the closing of a Qualified Financing.

2. The definition of “Qualified Financing” under the Convertible Note is hereby amended and restated in its entirety as follows:

“Qualified Financing” means a bona fide financing of the Company for the principal purpose of raising capital, through the sale of Company securities in whatever form or type (whether debt or equity) that raises in excess of $25,000,000 in gross proceeds not including the total amount raised under the Convertible Notes and any accrued interest or any other amounts owing on all Convertible Notes).

3. Section 17 of the Convertible Note is hereby amended and restated in its entirety as follows:

Most Favored Nation. The Company shall not negotiate or issue more favorable terms to any Additional Holder for any Convertible Note or other convertible securities than those expressly provided to the Holder in this Note. Without limiting the generality of the foregoing, if the Company and any Additional Holder agree on a Maturity Date that is more favorable towards such Additional Holder (i.e., shorter maturity date) than the Maturity Date set forth in this Note, Holder shall be entitled to the same Maturity Date.

4. This Amendment shall only become binding upon the Company and the Holder at such time and upon the occurrence that the Additional Holders representing at least fifty-one (51%) percent of the proceeds loaned to the Company under the Convertible Notes (including, without limitation, the Holder’s Note) have entered into the same or similar amendments with the Company in connection with each of their respective Convertible Notes which expressly provide for a deferral of the applicable maturity date.

5. Section 11 of the Convertible Note is hereby incorporated herein by reference.

6. Except as specifically modified by the provisions of this Amendment, all of the terms of the Note shall remain in full force and effect and unmodified. Any inconsistencies between the provisions of this Amendment and the Note shall be governed by this Amendment.

7. This Amendment may be signed in two or more counterparts by digital signature, which shall be deemed valid as if original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date set forth above.

[●]
By:	[●]

[●]
Individual

NUVO GROUP LTD.

By:
Name:	[●]
Title:	[●]